EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(915) 534-1530	(915) 534-1535

WESTERN REFINING AMENDS AND EXTENDS REVOLVING CREDIT AGREEMENT

EL PASO, Texas – September 27, 2011 – Western Refining, Inc. (NYSE:WNR) today announced the successful completion of an amendment and restatement of its Revolving Credit Agreement, resulting in an increase of commitments to $1.0 billion and an extension of the maturity to September 22, 2016.  Additionally, the amendment also provides for a reduction in borrowing rates and an increase in additional borrowing base availability. Concurrent with the Revolving Credit Agreement amendment, the Company amended certain provisions of its Term Loan Credit Agreement to conform with the amended Revolving Credit Agreement.

“We are very pleased with the execution of these transactions as we continue to make significant progress in strengthening our balance sheet.  These agreements provide Western Refining additional financial flexibility and liquidity in the coming years,” said Jeff Stevens, Western’s President and Chief Executive Officer. “This is a strong show of support from our lenders and we appreciate their continued confidence in Western.  We will continue to focus on further enhancing our capital structure in the coming months.”

The $1.0 billion Revolving Credit Agreement will mature on September 22, 2016, and availability will be limited to a borrowing base tied to eligible accounts receivable and inventory.  The agreement also provides for letters of credit and swing line loans.  The agreement provides for a quarterly commitment fee ranging from 0.375% to 0.50% per annum, subject to adjustment based upon the average utilization ratio under the agreement, and letter of credit fees ranging from 2.50% to 3.25% per annum payable quarterly, subject to adjustment based upon the average excess availability. Borrowings can be either base rate loans plus a margin ranging from 1.50% to 2.25% or LIBOR loans plus a margin ranging from 2.50% to 3.25%, subject to adjustment based upon the average excess availability under the Revolving Credit Agreement. The interest rate margins and letter of credit fees are to be reduced by 0.25% upon the Company’s achievement and maintenance of a certain fixed charge coverage ratio.   The facility is used to fund general working capital needs and letter of credit requirements.  Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance, LLC acted as Joint Lead Arrangers and Joint Bookrunners of the facility.

Further details of the amended Revolving Credit Agreement will be more fully described in a current report on Form 8-K that the Company will file with the Securities and Exchange Commission.

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes refined products terminals in Albuquerque and Bloomfield, New Mexico and Yorktown, Virginia, asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso, retail service stations and convenience stores in Arizona, Colorado, and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas, Utah, Virginia, and Maryland. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements.  The forward-looking statements contained herein include statements about our additional borrowing base availability, our ability to continue to make progress in strengthening our balance sheet, future additional financial flexibility and liquidity, the continued support and confidence of our lenders, our ability to further enhance our capital structure in the coming months or at all, and our ability to achieve or maintain a certain fixed charge coverage ratio.  These statements are subject to the general risks inherent in our business and reflect our current expectations regarding these matters. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect.  In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.